UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

August 7, 2006
Date of Report (Date of earliest
event reported)

PONIARD PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Charter)

Washington	0-16614	91-1261311
(State or Other Jurisdiction	(Commission File No.)	(IRS Employer
Of Incorporation)		Identification No.)

300 Elliott Avenue West, Suite 500, Seattle, WA		98119
(Address of principal executive offices)		(Zip Code)

(206) 281-7001

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 7, 2006, Poniard Pharmaceuticals, Inc. received a notice from the Nasdaq Stock Market indicating that the Company is not in compliance with Nasdaq Marketplace Rule 4310(c)(4) (the “Minimum Bid Price Rule”) because the closing bid price per share for its common stock has been below $1.00 per share for 30 consecutive trading days.  In accordance with Nasdaq Marketplace Rules, the Company will be provided 180 calendar days, or until February 5, 2007, to regain compliance with the Minimum Bid Price Rule.  This notification has no affect on the listing of the Company’s common stock at this time.

To regain compliance with the Minimum Bid Price Rule, the closing bid price of the Company’s common stock must remain at $1.00 per share or more for a minimum of ten consecutive trading days.  If the Company does not regain compliance with the Minimum Bid Price Rule by February 5, 2007, Nasdaq will determine whether the Company meets The Nasdaq Capital Market initial listing criteria set forth in Marketplace Rule 4310(c), except for the bid price requirement.  If the Company meets the initial listing criteria, Nasdaq will notify the Company that it has been granted an additional 180 calendar day compliance period.  If the Company is not eligible for an additional compliance period, Nasdaq will provide the Company written notification that its common stock will be delisted.  At that time, the Company may appeal Nasdaq’s determination to delist the Company’s common stock to a Listings Qualifications Panel.  The Company’s management and Board of Directors are considering alternatives to address this issue.  As previously reported on a Current Report on Form 8-K filed with the Securities and Exchange Commission on July 27, 2006, the Company has proposed, subject to shareholder approval, a 1-for-6 reverse stock split.  Although there can be no assurances, the Company believes that the proposed reverse stock split, if approved by the shareholders, may help facilitate the Company’s efforts to regain compliance with the Minimum Bid Price Rule.

See press release attached hereto as Exhibit 99.1 and incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

 Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit 99.1 - Press Release dated August 10, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Poniard Pharmaceuticals, Inc.

Dated: August 10, 2006	By:	/s/ Anna Lewak Wight
Anna Lewak Wight
Vice President, Legal

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated August 10, 2006